Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BLUE DOLPHIN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

●	Positive working capital of $18.8 million at June 30, 2024, representing a $24.9 million improvement compared to December 31, 2023.
●	Total gross profit of $7.8 million, net income of $0.3 million, and adjusted EBITDA of $4.6 million for the six months ended June 30, 2024.

Houston, August 14, 2024 / Issuer Direct / -- Blue Dolphin Energy Company (“Blue Dolphin”) (OTCQX:BDCO), an independent refiner and marketer of petroleum products in the Eagle Ford Shale region, announced its financial results for the three and six months ended June 30, 2024.

Results of Operations

For the three months ended June 30, 2024, Blue Dolphin reported a total gross deficit of $4.1 million, a net loss of $6.4 million, or a loss of $0.43 per share, and negative adjusted earnings before interest and other expense, taxes, depreciation, and amortization (adjusted EBITDA) of $5.9 million. Gross profit and adjusted EBITDA for the three months ended June 30, 2024 were negatively impacted by a $5.5 million inventory impairment due to recognizing inventory at the lower of cost or net realizable value and $1.2 million in maintenance turnaround expenses. These items were included in total cost of goods sold in our consolidated statement of operations. The accompanying earnings release tables provide a reconciliation of adjusted EBITDA to net income.

For the six months ended June 30, 2024, Blue Dolphin reported a gross profit of $7.8 million, net income of $0.3 million, or $0.02 per share, and adjusted EBITDA of $4.6 million. Gross profit and adjusted EBITDA for the six months ended June 30, 2024 were negatively impacted by a $6.0 million inventory impairment due to recognizing inventory at the lower of cost or net realizable value and $1.2 million in maintenance turnaround expenses.

“Although Blue Dolphin’s quarter over quarter financial results were adversely impacted by lower refining margins, throughput, and sales volumes, we continued to focus on optimizing operations and improving our financial position,” said Jonathan P. Carroll, Chief Executive Officer of Blue Dolphin Energy Company. “During the second quarter, we successfully completed a maintenance turnaround of the Nixon facility, increased working capital, and significantly decreased current debt.”

Liquidity and Working Capital

As of June 30, 2024, Blue Dolphin had $1.1 million of cash and cash equivalents and restricted cash compared to $18.7 million at December 31, 2023. Blue Dolphin had positive working capital of $18.8 million at June 30, 2024 compared to a working capital deficit of $6.1 million at December 31, 2023, representing a $24.9 million improvement.

For more information regarding Blue Dolphin’s financial results for the three and six-month periods ended June 30, 2024, see Blue Dolphin’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on August 14, 2024.

Blue Dolphin Energy Company and Subsidiaries

Earnings Release Tables

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	June 30,
	2024	2023	2022
	(in thousands, except per share amounts)

Total revenue from operations	$69,659	$68,878	$136,122
Total cost of goods sold	(73,715)	(66,988)	(119,309)

Gross profit (deficit)	(4,056)	1,890	16,813

Total cost of operations	(2,570)	(1,804)	(1,620)

Income (loss) from operations	(6,626)	86	15,193

Total interest and other expense	(1,440)	(1,619)	(1,668)

Income (loss) before income taxes	(8,066)	(1,533)	13,525
Income tax benefit (expense)	1,716	(27)	(115)
Net income (loss)	$(6,350)	$(1,560)	$13,410

Income (loss) per common share
Basic	$(0.43)	$(0.10)	$0.97
Diluted	$(0.43)	$(0.10)	$0.97

	Six Months Ended			Twelve Months Ended
	June 30,			December 31,
	2024	2023	2022	2023	2022
	(in thousands, except per share amounts)

Total revenue from operations	$160,681	$185,539	$246,805	$396,048	$487,504
Total cost of goods sold	(152,907)	(163,145)	(223,386)	(351,370)	(441,433)

Gross profit	7,774	22,394	23,419	44,678	46,071

Total cost of operations	(4,569)	(3,979)	(3,115)	(8,290)	(6,988)

Income from operations	3,205	18,415	20,304	36,388	39,083

Total interest and other expense	(2,806)	(2,949)	(3,260)	(5,862)	(5,884)

Income before income taxes	399	15,466	17,044	30,526	33,199
Income tax benefit (expense)	(125)	(273)	(156)	485	(307)
Net income	$274	$15,193	$16,888	$31,011	$32,892

Income per common share
Basic	$0.02	$1.02	$1.27	$2.08	$2.34
Diluted	$0.02	$1.02	$1.27	$2.08	$2.34

Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended
	June 30,
	2024	2023	2022
	(in thousands)

Net income (loss)	$(6,350)	$(1,560)	$13,410

Excluding impacts of:

Total interest and other expense	(1,440)	(1,619)	(1,668)

Income tax benefit (expense)	1,716	(27)	(115)

Depreciation and amortization	(705)	(697)	(699)

Adjusted EBITDA	(5,921)	783	15,892

	Six Months Ended			Twelve Months Ended
	June 30,			December 31,
	2024	2023	2022	2023	2022
	(in thousands)

Net income	$274	$15,193	$16,888	$31,011	$32,892

Excluding impacts of:

Total interest and other expense	(2,806)	(2,949)	(3,260)	(5,862)	(5,884)

Income tax benefit (expense)	(125)	(273)	(156)	485	(307)

Depreciation and amortization	(1,409)	(1,395)	(1,400)	(2,798)	(2,798)

Adjusted EBITDA	4,614	19,810	21,704	39,186	41,881

About Blue Dolphin

Blue Dolphin is an independent downstream energy company operating in the Gulf Coast region of the United States. Subsidiaries operate a light, sweet-crude, 15,000-bpd crude distillation tower with over 1.25 million bbls of petroleum storage tank capacity in Nixon, Texas. Blue Dolphin was formed in 1986 as a Delaware corporation and is traded on the OTCQX under the ticker symbol “BDCO.” For additional information, visit Blue Dolphin's corporate website at http://www.blue-dolphin-energy.com.

Contact:

Jonathan P. Carroll

Chief Executive Officer and President

713-568-4725

Cautionary Statements Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements relating to Blue Dolphin’s operations based on management’s current expectations, estimates, and projections about the oil and gas industry. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursue,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed or forecasted in such forward-looking statements. The reader should not rely on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Blue Dolphin undertakes no obligation to update publicly any forward-looking statements, whether because of new information, future events, or otherwise.

For a discussion of risk factors that could cause actual results to differ materially from those in the forward-looking statements, please see the factors set forth under the heading “Risk Factors” in Blue Dolphin’s 2023 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this press release could also adversely affect forward-looking statements.

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